Exhibit 1.2

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
                                   (DEPOSITOR)

                   PREFERRED CREDIT ASSET-BACKED CERTIFICATES,
                                  SERIES 1997-1

                                 TERMS AGREEMENT

                                                              March 17, 1997


To: Credit Suisse First Boston Mortgage Securities Corp., as Depositor under the Pooling and Servicing Agreement dated as of March 1, 1997.

Re:                Underwriting Agreement dated March 17, 1997.

Title:             Preferred Credit Asset-Backed Certificates,
                   Series 1997-1, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6.

Principal Amount:  $200,000,000.00

Terms of the Certificates:

                          Original                              Pass-Through
       Class           Principal Amount                              Rate

        A-1            $47,800,000.00                                6.20%
        A-2            $29,500,000.00                                6.71%
        A-3            $23,200,000.00                                6.91%
        A-4            $50,600,000.00                                7.15%
        A-5            $11,500,000.00                                7.39%
        A-6            $37,400,000.00                                7.59%


Certificate Rating:

                                                     Standard &
        Class                  Moody's                  Poor's

         A-1                     Aaa                     AAA
         A-2                     Aaa                     AAA
         A-3                     Aaa                     AAA
         A-4                     Aaa                     AAA
         A-5                     Aaa                     AAA
         A-6                     Aaa                     AAA


          SERVICER: Advanta Mortgage Corp. U.S.A. (in such capacity, the "Servicer").

          TRUSTEE: Bankers Trust Company (in such capacity, the "Trustee").

          TERMS OF SALE: The purchase price payable by the Underwriters for each Class of Certificates is 99.353866% of the principal amount of the Class A-1 Certificates, 99.638428% of the principal amount of the Class A-2 Certificates, 99.483919% of the principal amount of the Class A-3 Certificates, 99.364569% of the principal amount of the Class A-4 Certificates 99.277618% of the principal amount of the Class A-5 Certificates, and 99.215304% of the principal amount of the Class A-6 Certificates, in each case plus accrued interest at the related Pass-Through Rate from the date of initial issuance.

          Payment of the purchase price shall be in immediately available Federal funds wired to such bank as may be designated by the Depositor.

          The Class B and R Certificates issued pursuant to the Pooling and Servicing Agreement are not subject to this Agreement.

          UNDERWRITING COMMISSIONS:

          Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Depositor to the Underwriter in connection with the purchase of the Certificates.

          Public offering price and/or method of determining price at which the Underwriter will sell the Certificates:

Class A-1:        99.578866%
Class A-2:        99.950928%
Class A-3:        99.983919%
Class A-4:        99.989569%
Class A-5:        99.952618%
Class A-6:        99.990304%

          MORTGAGE LOANS: The mortgage loans (the "Mortgage Loans") sold by Preferred Credit Corporation (the "Seller") to the Depositor pursuant to the Sale and Purchase Agreement, dated as of March 1, 1997, between the Depositor, as purchaser, and the Seller, as seller and conveyed by the Depositor to the Trust pursuant to the Pooling and Servicing Agreement, dated as of March 1, 1997 (the "Pooling and Servicing Agreement"), among the Depositor, the Seller, the Servicer and the Trustee, as more fully described in Exhibit C to the Pooling and Servicing Agreement.

          DISTRIBUTION DATES: The 25th day (or, if such day is not a business day, the next succeeding business day) of each month, commencing with April 25, 1997.

          DELIVERY DATE AND LOCATION: 10:00 a.m., New York Time, on or about March 27, 1997, or at such other time not later than seven full business days thereafter as may be agreed upon, at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038.

          COMPUTATIONAL MATERIALS: As no Computational Materials have been distributed by the Underwriter in connection with the offering of the Certificates, the provisions of Section VIII of the Underwriting Agreement shall not apply to the offering of the Class A Certificates.

                                  CREDIT SUISSE FIRST BOSTON CORPORATION,
                                   as Underwriter


                                  By: /s/ Nita Cherry


Accepted:


CREDIT SUISSE FIRST BOSTON MORTGAGE
SECURITIES CORP.,
as Depositor


By:/s/ Joy Margolies